Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Omnicom Group Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 dated May 25, 2004 of Omnicom Group Inc. of our report dated February 13, 2004, with respect to the consolidated balance sheets of Omnicom Group Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003, and the 2003 and 2002 financial statement schedules, which report appears in the December 31, 2003 annual report on Form 10-K of Omnicom Group Inc.

                                                            /s/ KPMG

New York, New York
May 25, 2004